TECHNOLOGIES CONTRIBUTION AGREEMENT

This Technologies Contribution Agreement (this "Agreement") is entered into this July 30, 2005 by and between:

NEUSOFT MEDICAL SYSTEMS CO., LTD, a limited liability company incorporated under the laws of the P.R.C., with registered offices at 11 Lane 3, Wenhua Road, Heping District, Shenyang 110004, P.R.C. (hereinafter referred to as "NMS");

AND

POSITRON CORPORATION, a limited liability company incorporated under the laws of Texas of the United States of America, with its registered office at 1304 Langham Creek Drive, Suite 300, Houston, TX 77084 USA (hereinafter referred to as "Positron").

NMS and Positron may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

WHEREAS, each of Positron and NMS is active in researching, developing, manufacturing, marketing and/or selling of PET;

WHEREAS, the Parties seek to mutually benefit from each other's strengths, and intend to cooperate in the research, development and manufacturing of PET;

WHEREAS, the Parties intend to form an equity joint venture company ("JV") to be called ________________ in Chinese and "Neusoft Positron Medical Systems Co., Ltd." in English, and entered into the Joint Venture Contract ("Joint Venture Contract");

WHEREAS, the parties agree that Positron will evaluate the technologies owned by it and listed in Appendix A ("Technologies") and will contribute such technologies to the JV as registered capital;

WHEREAS, defined terms used herein shall have the same meanings as in the Joint Venture Contract.

NOW, THEREFORE, the Parties express their intentions as follows:

Article 1
Positron hereby represents and warrants that, the Technologies are owned by it and free from any mortgage, pledge or other third party rights. Positron hereby warrants that it has all legitimate and full title to such Technologies, and has the right to contribute the Technologies to the JV as registered capital pursuant to the terms and conditions under the Joint Venture Contract entered into by the Parties. Positron has effectively used the Technologies at the production facilities of its own or of its affiliates. Positron warrants that the technical documentation relating to the Technologies is complete and effective.

Article 2
Positron shall contribute a 451100 undivided interest in the Technologies to the JV as the registered capital of the JV. Pursuant to the transfer the JV shall have the right to make, have made. use, sell or otherwise dispose of products, methods and processes under any and all such Technology, without the consent dud without any obligation to account to Positron. The Parties agree that the preliminary price of the Technologies is US$400,000 (the actual price will be based on the evaluation of the Technologies by a qualified Chinese appraiser jointly retained by NMS and Positron.

Article 3
The Parties agree that Positron shall transfer the Technologies (including any relevant technical documentation) to the JV within 10 days after the Establishment Date, and complete all the relevant procedures for transfer and assignment. The transfer shall be consistent with the terms of this Agreement and with the Joint Venture Contract.

Article 4
For the avoidance of doubt, the Parties hereby acknowledge that the JVs and Positron's joint ownership of the Technologies shall not give Positron the right to share the JV's profits arising from its use of the Technologies. However, Positron may, as a shareholder of the JV, demand dividend distribution from the JV according to Clause 17.3 (Profit Distribution) of the Joint Venture Contract.

Article 5
As joint owners of the Technologies, neither JV nor Positron shall transfer its ownership to the Technologies to any third party without the prior written consent of the other Party, unless such consent requirement is waived by the other Party.

Article 6
This Agreement shall become effective upon signing and shall terminate after the Technologies transfer procedures are finished. All other issues relating to the Agreement shall be handled according to the relevant provision of the Joint Venture Contract between the Parties.

IN WITNESS WHEREOF, Positron and NMS have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

POSITRON CORPORATION	NEUSOFT MEDICAL SYSTEMS CO., LTD.

Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

Appendix A

The Technologies to be used as contribution by Positron:

1.	United States Patent No. 5,210,420 Issued May 11, 1993.
Entitled: POSITRON EMISSION TOMOGRAPHY SCANNER
Inventor: Ross K. Hartz, et al.
Assigned to Positron Corporation by Assignment recorded December 19, 1991

2.    All Trade Secrets related to the design and manufacture of Positron's positron emission tomography scanner. "Trade Secrets" means any trade secrets, know-how, engineering, production and other designs, all source code of the software, API, inventions, discoveries, concepts, ideas, methods, processes (including design and manufacturing processes), drawings, specifications, formulae, data bases and documentation thereof, technological models, algorithms, behavioral models, logic diagrams, schematics, test vectors, technical information, documentation, SOPs (including standard testing and operating procedures), data and other commercial or technical information that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and any other information that is proprietary or confidential, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by copyrights or patents. The Trade Secrets shall include, but are not limited to the following:

Hardware Bill of Materials
Software Programs
FDA Documents
Quality Assurance
Instructions to Users
Drawings & Diagrams for Manufacturer
Testing Standards
Training Materials
Manuals

and the details of which include, but are not limited to, the items set forth on the schedules attached hereto.

Appendix A